UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2020

FOAMIX PHARMACEUTICALS LTD.

(Translation of registrant's name into English)

Israel (State or other jurisdiction of incorporation)	001-36621 (Commission File Number)	N/A (IRS Employer Identification No.)

2 Holzman Street, Weizmann Science Park Rehovot, Israel (Address of principal executive offices)	7670402 (Zip Code)

+972-8-9316233

(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Name of Each Exchange on Which Registered:
Ordinary shares, par value NIS 0.16 per share	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class Trading
Symbol(s) Name of each exchange on
which registered Ordinary shares, par value NIS 0.16 per share FOMX Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On March 9, 2020 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated as of November 10, 2019, as amended on December 4, 2019 (as amended, the “Merger Agreement”), by and among Menlo Therapeutics Inc. (“Menlo”), Foamix Pharmaceuticals Ltd., a company organized under the laws of Israel (“Foamix” or the “Company”), and Giants Merger Subsidiary Ltd., a direct, wholly owned subsidiary of Menlo (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Menlo (the “Merger”).

Item 1.01. Entry into a Material Definitive Agreement

Credit Facility

As previously disclosed in the Current Report on 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 12, 2019, in connection with entering into the Merger Agreement, Foamix also entered into to a Waiver and Consent to Credit Agreement and Guaranty (the “Waiver Agreement”) among the Company, Foamix Pharmaceuticals Inc., a Delaware corporation (the “Borrower”), the lenders party thereto, and Perceptive Credit Holdings II, LP, as administrative agent for the lenders (the “Administrative Agent”), relating to the Credit Agreement and Guaranty, dated as of July 29, 2019 (the “Credit Agreement”). Pursuant to the Waiver Agreement, the lenders under the Credit Agreement, among other things, (i) granted consent to the Company’s entry into the Merger Agreement and waived events of default under the Credit Agreement that would result therefrom and (ii) granted consent to the consummation of the transactions set forth under the Merger Agreement and waived certain events of default under the Credit Agreement that would result therefrom, subject in each case to satisfaction of certain closing conditions as specified therein (including amendments to the Credit Agreement and other applicable loan documents so as to ensure that Menlo becomes a guarantor and an obligor under the Credit Agreement and grants a first priority security interest in substantially all of Menlo’s assets).

Accordingly, on the Closing Date, the Company, Menlo, the Borrower, the Administrative Agent and the lenders party thereto (the “Lenders”) amended and restated the existing Credit Agreement pursuant to that certain Amended and Restated Credit Agreement and Guaranty (the “Amended Credit Agreement”). As a result of entering into the Amended Credit Agreement, Menlo (along with the Company and the Borrower) is an obligor and a guarantor of the Borrower’s indebtedness obligations under the Amended Credit Agreement and in that regard has granted a first-priority lien on substantially all of its assets (subject to limited exceptions).

The Amended Credit Agreement provides a senior secured delayed draw term loan facility (the “Credit Facility”) to the Borrower in an aggregate principal amount of up to $50 million, of which $35 million remains outstanding as of the Closing Date. The Borrower will be permitted to borrow an additional $15 million before September 30, 2020 provided that the Borrower achieves certain revenue targets set forth in the Amended Credit Agreement. The Credit Facility will mature on July 29, 2024 (the “Maturity Date”).

Interest Rate

As set forth in the Amended Credit Agreement, any outstanding principal amount of the loans accrue interest monthly at a rate equal to the sum of (i) 8.25% (subject to increase in accordance with the terms of the Amended Credit Agreement) (the “Applicable Margin”) plus (ii) the greater of (x) the one-month LIBOR and (y) two and three-quarters percent (2.75%).

No scheduled repayments of the principal amount outstanding under the Amended Credit Agreement are required to be made prior to July 2023. Thereafter, on each payment date prior to the scheduled Maturity Date, the Borrower is required to make a payment on the loans in an amount equal to one and one half percent (1.5%) of the aggregate principal amount of the loans outstanding on July 29, 2023.

Representations, Warranties, Covenants and Events of Default

The Amended Credit Agreement contains certain representations and warranties, affirmative covenants, negative covenants, financial covenants, and conditions that are customarily required for similar financings. The negative covenants, among other things and subject to certain exceptions contained in the Amended Credit Agreement, include limitations on the ability of each of Menlo, Foamix, the Borrower, and the Subsidiary Guarantors regarding incurring additional indebtedness, granting liens, entering into mergers or acquisitions, making investments, paying dividends and entering into transactions with affiliates. In addition, Menlo and its subsidiaries (including the Company) on a consolidated basis must (i) at all times maintain a minimum aggregate cash balance of $2.5 million and (ii) as of the last day of each fiscal quarter commencing on the fiscal quarter ending September 30, 2020, receive a minimum net revenue for the trailing 12-month period in amounts set forth in the Amended Credit Agreement, which range from $10.5 million for the fiscal quarter ending September 30, 2020 to $109.5 million for the fiscal quarter ending June 30, 2024.

The Amended Credit Agreement also contains certain customary Events of Default which include, among others, non-payment of principal, interest, or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material contracts, certain regulatory-related events and events constituting a Change of Control (as defined in the Amended Credit Agreement). The occurrence of an Event of Default could result in, among other things, the declaration that all outstanding principal and interest under the loans are immediately due and payable in whole or in part.

Other Related Matters

The foregoing summary of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which will be filed as an exhibit to Menlo’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020.

The representations, warranties, and covenants contained in the Amended Credit Agreement and related documentation were made solely for purposes of such documents and as of specific dates, were made solely for the benefit of the parties to the applicable documents, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Amended Credit Agreement and such other documents instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. The Company’s shareholders are not third-party beneficiaries under the foregoing agreements and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Menlo, Foamix, the Borrower, or any of its Subsidiary Guarantors or other affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the documents, which subsequent information may or may not be fully reflected in the Company’s public disclosure.

Item 2.01 Completion of Acquisition or Disposition of Assets

At the effective time of the Merger (the “Effective Time”), each ordinary share, par value NIS 0.16 per share, of Foamix (“Foamix Shares”) issued and outstanding immediately prior to the Effective Time was deemed transferred under Israeli law to Menlo in exchange for the right to receive (i) 0.5924 shares (the “Exchange Ratio”) of common stock of Menlo (“Menlo Common Stock”) and (ii) one contingent stock right (a “CSR”; and collectively, the “CSRs”) which are subject to the terms and conditions of the contingent stock rights agreement, dated as of March 9, 2020, by and between American Stock Transfer & Trust Company, LLC and Menlo (the “CSR Agreement”), as further described below (collectively, the “Merger Consideration”).

Upon completion of the Merger, approximately 36.6 million shares of Menlo Common Stock were issued by Menlo as consideration in the Merger in respect of issued and outstanding Foamix Shares. No fractional share of Menlo Common Stock was issued in the Merger, and Foamix shareholders received cash in lieu of fractional shares, as specified in the Merger Agreement.

Also, at the Effective Time, each Foamix option and Foamix restricted stock unit award that was outstanding immediately prior to the Effective Time was assumed by Menlo. Each Foamix restricted stock unit award was converted into a restricted stock unit award relating to Menlo Common Stock (an “Adjusted RSU Award”) and has the same terms and conditions as applied to the Foamix restricted stock unit award immediately prior to the Effective Time. The Adjusted RSU Award will settle in the number of shares of Menlo Common Stock equal to the product obtained by multiplying (i) the number of Foamix Shares subject to the Foamix restricted stock unit award immediately prior to the Effective Time by (ii) the Exchange Ratio. Additionally, at the Effective Time, each Foamix option was converted into an option to purchase Menlo Common Stock (an “Adjusted Option”) with the same terms and conditions as applied to the Foamix option immediately prior to the Effective Time; however, the Adjusted Option covers a number of shares of Menlo Common Stock equal to the product of (i) the number of Foamix Shares subject to the Foamix option immediately prior to the Effective Time and (ii) the Exchange Ratio, and has an exercise price per share equal to the quotient of (i) the exercise price per Foamix Share subject to such Foamix option immediately prior to the Effective Time divided by (ii) the Exchange Ratio. All Foamix warrants outstanding immediately prior to the Effective Time were converted into warrants to purchase shares of Menlo Common Stock.

CSR Agreement

Pursuant to the CSR Agreement, each CSR will become convertible upon the occurrence of the following triggering events (and upon certain triggering events will entitle its holder to receive from Menlo a number of shares of Menlo Common Stock).

(A)	If the top-line primary endpoint results of one or both of the Phase III double-blinded, placebo-controlled trials for the treatment of pruritus associated with prurigo nodularis, referenced by Protocol Numbers MTI-105 (United States) and MTI-106 (Europe) (each, a “Phase III PN Trial”) (the “Efficacy Determination”) reports that Serlopitant Significance (as defined in the Merger Agreement) was achieved in both Phase III PN Trials on or before May 31, 2020, then each CSR will be terminated and the holders thereof will not be entitled to additional shares of Menlo Common Stock;

(B)	If the Efficacy Determination reports that (1) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020 and (2) Serlopitant Significance was not achieved or has not been determined on or before May 31, 2020 in the other Phase III PN Trial, then each CSR will be converted into 0.6815 shares of Menlo Common Stock, resulting in an effective exchange ratio in the Merger of 1.2739 shares of Menlo Common Stock for each Foamix Share (as defined below); and

(C)	If the Efficacy Determination reports that Serlopitant Significance was not achieved in both Phase III PN Trials or the Efficacy Determination has not been delivered on or before May 31, 2020, then each CSR will be converted into 1.2082 shares of Menlo common stock, resulting in an effective exchange ratio in the Merger of 1.8006 shares of Menlo Common Stock for each Foamix Share.

No fractional shares of Menlo Common Stock will be issued upon the conversion of the CSRs, and Foamix shareholders will receive cash in lieu of fractional shares, as specified in the CSR Agreement.

If the CSRs become convertible, each person holding a Foamix restricted stock unit award immediately prior to closing will get additional Menlo restricted stock unit awards based on the additional shares that each ordinary Foamix Share will get upon conversion of a CSR. Similarly, if the CSRs become convertible, then the Menlo Board will make equitable adjustments to the exercise price per share of and the number of shares of Menlo Common Stock that are subject to Adjusted Options. Each Foamix warrant that will be assumed by Menlo in connection with the Merger will become exercisable for one CSR for each Foamix Shares that the holder of such Foamix warrant would have been entitled to receive had such Foamix warrants been exercised prior to the Effective Time.

The CSRs are not transferable except under certain limited circumstances, will not be evidenced by a certificate or other instruments and will not be registered or listed for trading. The CSRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Menlo, Foamix or any of their affiliates.

The foregoing description of the Merger Agreement and related transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to Foamix’s Current Report on Form 8-K, filed with the SEC on November 12, 2019, and its amendment, a copy of which is filed as Exhibit 2.1 to Foamix’s Current Report on Form 8-K, filed with the SEC on December 4, 2019, both incorporated herein by reference. All capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Merger Agreement and amendment.

The information set forth in the Introductory Note and Item 3.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Trading of the Foamix Shares on Nasdaq was suspended as of the close of trading on March 6, 2020. On March 9, 2020, (i) the Company notified Nasdaq of its intent to remove the Foamix Shares from listing on Nasdaq, and (ii) Nasdaq filed with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Exchange Act, on Form 25 to delist and deregister the Foamix Shares. The delisting will become effective ten days after the filing of the Form 25. The Company also intends to file with the SEC a certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requesting deregistration of the Shares and the suspension of the Company’s reporting obligations under Sections 13(a) and 15(d) of the Exchange Act and deregistration of its Shares under Section 12(g) of the Exchange Act. The aforementioned actions to deregister Foamix Shares and to delist Foamix Shares from Nasdaq were authorized by the Board of Directors of the Company on November 10, 2019.

The information set forth in the Introductory Note and Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 3.01 by reference.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth or incorporated by reference in Items 2.01, 3.01, 5.01 and 5.03 of this Current Report on 8-K is incorporated by reference into this Item 3.03.

Pursuant to the Merger Agreement and in connection with the consummation of the Merger, each Foamix Share was converted into the right to receive the Merger Consideration.

Item 5.01. Changes in Control of Registrant.

The information set forth in the Introductory Note and Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 5.01 by reference.

As a result of the Merger, a change in control of Foamix occurred, and Foamix is now a wholly-owned subsidiary of Menlo.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of

Certain Officers.

Resignations of Executive Officers and Directors

In accordance with the Merger Agreement, on March 9, 2020, effective as of the Effective Time, Stanley Hirsch, Stanley Stern, Rex Bright, Anna Kazanchyan, Anthony Bruno, Aharon Schwartz and Sharon Barbari resigned from the board of directors of the Company (the “Board”) and any respective committee of the Board to which they belonged, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Appointment of Directors

In accordance with the Merger Agreement, on March 9, 2020, effective immediately after the Effective Time, Ilan Hadar and Mutya Harsch, each an executive officer of Menlo, were appointed to the Board as directors.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Pursuant to the Merger Agreement, at the Effective Time, the Articles of Association of the Company, as in effect immediately prior to the Effective Time, were amended and restated in their entirety and included changes required in connection with the entry by the Company into the Amended Credit Agreement and changes reflecting the fact that the Company is now a wholly-owned subsidiary of Menlo. A copy of the Articles of Association is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events

Tax Rulings

Under applicable tax laws of Israel, any consideration to Foamix's shareholders and beneficiaries of equity-based compensation is subject to withholding tax obligations.

On March 5, 2020, Foamix obtained a ruling from the Israeli tax authority under which all shareholders, registered and others, other than shareholders and beneficiaries of equity-based compensation that beneficially own 5% or more of Foamix’s share capital shall be exempt from any Israeli tax withholding with no further action required from them. The consideration to the owners of equity based compensation shall be governed by a separate customary tax ruling.

On March 8, 2020, Foamix obtained a ruling from the Israeli tax authority under which all non-Israeli equity award holders shall be exempt from any Israeli tax withholding on their consideration subject to the completion of a tax declaration form, as provided in the tax ruling.

On March 9, 2020, Foamix obtained a ruling from the Israeli tax authority under which two shareholders that beneficially own more than 5% of Foamix’s share capital, shall be exempt from any Israeli tax withholding on their consideration.

Press Release

On March 9, 2020, Menlo issued a press release announcing the completion of the Merger. A copy of the press release announcing the completion of the Merger is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Articles of Association of Foamix Pharmaceuticals Ltd.
99.1	Press release, dated March 9, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOAMIX PHARMACEUTICALS LTD.

Date: March 9, 2020	By:	/s/ Mutya Harsch
Mutya Harsch
Chief Legal Officer and General Counsel